Exhibit (c)(5)

Synutra International Inc. DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE NOVEMBER 17, 2016 | CONFIDENTIAL Note: This English language version is a translation of a Chinese language version that was presented to the Special Committee.

Table of Contents 2 Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29 Additional Financial Data 30

Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29

Financial Analyses – Changes Summary

Presentation Date	September 8, 2016		November 17, 2016	
Selected Companies Method (LTM)				
Metrics Capitalized	EBITDA	Adjusted EBITDA	EBITDA	Adjusted EBITDA
Multiples Selected	8.0x – 10.0x	n/a	8.0x – 10.0x	8.0x – 10.0x
EBITDA Utilized	$60.1 million	n/a	$54.7 million	$60.0 million
Median LTM Multiples	11.7x	n/a	10.6x	10.6x
Implied Per Share Value Reference Range	$4.17 - $6.29	n/a	$2.63 - $4.56	$3.38 - $5.50
Selected Companies Method (NFY 2017E)				
Metrics Capitalized	EBITDA	Adjusted EBITDA	EBITDA[1]	Adjusted EBITDA
Multiples Selected	7.0x – 9.0x	n/a	n/a	7.0x – 9.0x
EBITDA Utilized	$64.4 million	n/a	n/a	$76.5 million
Median NFY 2017E Multiples	10.1x	n/a	n/a	9.7x
Implied Per Share Value Reference Range	$3.64 - $5.91	n/a	n/a	$4.37 - $7.07
Selected Companies Method (NFY+1 2018E)				
Metrics Capitalized	EBITDA	Adjusted EBITDA	EBITDA	Adjusted EBITDA
Multiples Selected	5.5x – 7.5x	n/a	5.5x – 7.5x	5.5x – 7.5x
EBITDA Utilized	$78.4 million	n/a	$75.3 million	$97.7 million
Median NFY+1 2018E Multiples	9.2x	n/a	8.8x	8.8x
Implied Per Share Value Reference Range	$3.30 - $6.07	n/a	$2.22 - $4.87	$4.39 - $7.84

1. NFY 2017 EBITDA metrics were not utilized in the current analysis, as the Company has underperformed budget year to date fiscal year 2017, has experienced delays in the launch of its French manufacturing facility, and Company management does not feel the current fiscal year results are representative of the Company's future earnings potential
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance
n/a refers to approach not applied; E refers to Estimated
LTM refers to last 12 months ended 9/30/2016
NFY refers to fiscal year 2017 projected financials provided by Company management; NFY+1 refers to fiscal year 2018 projected financials provided by Company management

HOULIHAN LOKEY 华利安 | 4

Financial Analyses – Changes Summary (cont.) Notes: EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non - recurring purchase contract losses associated with Sodiaal Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non - recurring purchase contrac t losses associated with Sodiaal and excluding losses related to New Products; Company management’s estimate of New Product losses are approximate and could vary materially depending on actual business pe rfo rmance n/a refers to approach not applied E refers to Estimated LTM refers to last 12 months ended 9/30/2016 Presentation Date September 8 , 2016 November 17 , 2016 Selected Transactions Method (LTM) Metrics Capitalized EBITDA Adjusted EBITDA EBITDA Adjusted EBITDA Multiples Selected 8.5x – 10.5x n/a 8.5x – 10.5x 8.5x – 10.5x EBITDA Utilized $60.1 million n/a $54.7 million $60.0 million Median Multiples 10.5x n/a 10.5x 10.5x Implied Per Share Value Reference Range $4.70 - $6.82 n/a $3.11 - $5.04 $3.91 - $6.03 Discounted Cash Flow Analysis Discount Rate Range 12.0% – 15.0% 12.0% – 15.0% Gordon Growth Rate 2.0% – 4.0% 2.0% – 4.0% Implied Per Share Value Reference Range $4.03 - $9.62 $3.81 - $9.29 5

Financial Projections – Changes Summary

(dollars in millions)	Current				Previous				Difference ($)				Difference (%)			
	FY2017	FY2018	FY2019	FY2020	FY2017	FY2018	FY2019	FY2020	FY2017	FY2018	FY2019	FY2020	FY2017	FY2018	FY2019	FY2020
Food Segment (Existing Products)	$359.2	$420.3	$431.4	$480.4	$360.3	$420.8	$433.7	$495.5	($1.1)	($0.6)	($2.3)	($15.1)	(0.3%)	(0.1%)	(0.5%)	(3.0%)
Food Segment (New Products)[1]	22.5	148.5	311.0	394.5	49.4	159.6	329.6	424.6	(26.9)	(11.2)	(18.6)	(30.1)	(54.5%)	(7.0%)	(5.6%)	(7.1%)
Nutritional Supplement and Others (Existing Products)	22.2	33.3	36.6	38.5	19.4	29.1	32.0	33.6	2.8	4.2	4.6	4.8	14.3%	14.3%	14.3%	14.3%
Nutritional Supplement and Others (New Products)[2]	27.6	74.5	82.1	84.0	27.5	74.5	82.1	84.1	0.2	(0.0)	(0.0)	(0.1)	0.6%	(0.0%)	(0.0%)	(0.2%)
Net Sales	**$431.5**	**$676.5**	**$861.1**	**$997.4**	**$456.6**	**$684.1**	**$877.5**	**$1,037.9**	**($25.1)**	**($7.6)**	**($16.4)**	**($40.5)**	**(5.5%)**	**(1.1%)**	**(1.9%)**	**(3.9%)**
Growth %	*18.2%*	*56.8%*	*27.3%*	*15.8%*	*25.1%*	*49.8%*	*28.3%*	*18.3%*								
Cost of Sales	(264.4)	(468.1)	(633.9)	(732.6)	(282.2)	(471.1)	(643.8)	(757.7)	17.7	3.1	9.9	25.0	(6.3%)	(0.7%)	(1.5%)	(3.3%)
Gross Profit	$167.1	$208.5	$227.2	$264.7	$174.4	$213.0	$233.7	$280.3	($7.3)	($4.5)	($6.5)	($15.5)	(4.2%)	(2.1%)	(2.8%)	(5.5%)
Margin %	*38.7%*	*30.8%*	*26.4%*	*26.5%*	*38.2%*	*31.1%*	*26.6%*	*27.0%*								
Selling and Marketing Expenses	(101.1)	(125.6)	(130.7)	(137.8)	(101.4)	(125.9)	(131.6)	(148.0)	0.3	0.3	0.9	10.2	(0.3%)	(0.2%)	(0.7%)	(6.9%)
General and Administrative Expenses	(31.0)	(33.6)	(33.5)	(35.0)	(31.1)	(33.6)	(33.7)	(36.1)	0.1	0.0	0.2	1.1	(0.3%)	(0.1%)	(0.5%)	(2.9%)
Depreciation & Amortization	15.3	26.0	26.0	26.0	22.5	25.0	25.0	25.0	(7.2)	1.0	1.0	1.0	(31.8%)	4.0%	4.0%	4.0%
EBITDA	**$50.3**	**$75.3**	**$89.0**	**$117.9**	**$64.4**	**$78.4**	**$93.4**	**$121.1**	**($14.1)**	**($3.2)**	**($4.4)**	**($3.2)**	**(21.9%)**	**(4.0%)**	**(4.7%)**	**(2.7%)**
Margin %	*11.6%*	*11.1%*	*10.3%*	*11.8%*	*14.1%*	*11.5%*	*10.6%*	*11.7%*								
Growth %	*-22.5%*	*49.7%*	*18.2%*	*32.5%*	*-0.7%*	*21.8%*	*19.1%*	*29.7%*								
Depreciation & Amortization	(15.3)	(26.0)	(26.0)	(26.0)	(22.5)	(25.0)	(25.0)	(25.0)	7.2	(1.0)	(1.0)	(1.0)	(31.8%)	4.0%	4.0%	4.0%
EBIT	**$34.9**	**$49.3**	**$63.0**	**$91.9**	**$41.9**	**$53.4**	**$68.4**	**$96.2**	**($7.0)**	**($4.2)**	**($5.4)**	**($4.2)**	**(16.6%)**	**(7.8%)**	**(7.9%)**	**(4.4%)**
Margin %	*8.1%*	*7.3%*	*7.3%*	*9.2%*	*9.2%*	*7.8%*	*7.8%*	*9.3%*								
USD/RMB	6.80	6.85	6.88	6.87	6.77	6.84	6.85	6.66	0.03	0.01	0.04	0.22	0.4%	0.1%	0.5%	3.2%

- Company management revised financial projections again to reflect Company performance through September 30, 2016, whereas the prior set of projections were prepared on August 17, 2016

Source: Company management
Notes:
1. New Products from Food Segment primarily include liquid milk products
2. New Products from Nutritional Supplement and Others include whole milk powder and high oil whey powder and other non-dairy products
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
EBIT refers to Earnings Before Interest and Taxes, excluding non-recurring purchase contract losses associated with Sodiaal

HOULIHAN LOKEY 华利安 6

Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29

Parties to the Transaction (as defined below) Synutra International, Inc., a Delaware corporation (“ Synutra ” or the “Company ”) Beams Power Investment Limited, a company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”) Parent is owned by the wife of the Company’s chairman Beams Power Merger Sub Limited, a Delaware corporation and a wholly - owned subsidiary of Parent (“Merger Sub”) Transaction Structure Merger: Merger Sub shall be merged with and into the Company, with the Company surviving the Merger and becoming a wholly - owned subsidiary of Parent as a result of the Merger Form of Consideration Cash Only: Each share of common stock of the Company (a “Share” or, collectively, the “Shares”), other than the Excluded Shares shall be cancelled in exchange for the right to receive US$6.05 in cash per Share without interest (the “Per Share Merger Consideration ”) “Excluded Shares” means, collectively , (a) Shares held by any of Parent, Merger Sub and any other direct or indirect s ubsidiary of Parent and (b) Shares held by the Company Summary of Selected Transaction Terms “Dissenting Shares” means Shares owned by persons who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL Certain Closing Conditions affirmative vote of (i) the holders of at least a majority of the issued and outstanding Shares and (ii) the holders of at least a majority of the issued and outstanding Shares other than the Excluded Shares Company Termination Fee U$2.50 million if the Agreement is terminated in connection with an offer or proposal in connection with a competing transaction received by the Company on or before the Go - Shop Period End Date (30 th day after the signing date of the Agreement); otherwise US$3.13 million Parent Termination Fee US$6.26 million Financing Parent has delivered to the Company a copy of debt commitment letter from Shanghai Pudong Development Bank Co., Ltd. (the “Lender”) to Parent, pursuant to which the Lender has committed to provide up to US$150 million in a term loan facility Source: Draft dated November 11, 2016 of the Agreement and Plan of Merger among Beams Power Investment Limited, Beams Power Merger Sub Limited, and Synutra International, Inc. (the “Agreement”) Note: This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Trans act ion; this summary is qualified by the terms and conditions of the Agreement. 8

Company Shareholder Structure

Ownership Structure

Buyer Group Shareholder	Common Stock	Ownership %
Liang Zhang (Chairman and CEO)[2]	36,000,000	63.5%
Unaffiliated Shareholders	Common Stock	Ownership %
BlackRock, Inc. (NYSE: BLK)	848,947	1.5%
Putnam LLC	389,500	0.7%
State Street Global Advisors, Inc.	291,026	0.5%
The Vanguard Group, Inc.	224,170	0.4%
Yiheng Capital, LLC	207,956	0.4%
Northern Trust Global Investments	206,103	0.4%
Geode Capital Management, LLC	156,755	0.3%
BNY Mellon Management, LLC	137,228	0.2%
Teachers Insurance and Annuity Association of America	101,730	0.2%
Other Unaffiliated Shareholders	18,127,272	32.0%
Total Unaffiliated Ownership	**20,690,687**	**36.5%**
Total Common Stock Outstanding[1]	**56,690,687**	**100.0%**

Ownership Summary


Unaffiliated Shareholders 36.5%
Buyer Group 63.5%

Source: Company filings, Capital IQ
Notes:
1. Based on 56.7 million shares outstanding as of 11/9/2016 per Company 10Q filed on 11/9/2016
2. Includes shares directly held by Beams Power Investment Limited, which is beneficially owned by Mr. Zhang's wife, Ms. Xiuqing Meng
On November 2, 2016, WP IX sold an aggregate of 4,000,000 shares of Common Stock of Synutra in a block trade at a price per share of $3.45 (without giving effect to brokerage commissions). As a result of the sale, the Warburg Pincus Reporting Persons disposed of all of their shares of Common Stock of Synutra. Per schedule 13D/A filed on November 3, 2016, the sale was undertaken for portfolio management purposes.

HOULIHAN LOKEY 华利安 | 9

Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29

Selected Information on Common Stock

(common stock outstanding and dollars in millions, except per share values and where otherwise noted)

Public Market Enterprise Value Derivation (Pre-Transaction)	
Closing Stock Price November 14, 2016	$4.30
Common Stock Outstanding[1]	56.7
Dilutive Shares	0.0
Fully Diluted Shares	56.7
Market Value of Equity	**$243.8**
Total Debt[2]	539.1
Cash and Cash Equivalents[3]	(246.9)
Non-Operating Assets[4]	(8.6)
Noncontrolling Interest[5]	4.5
Pre-Transaction Public Market Enterprise Value	**$531.8**

Price Per Share as of November 14, 2016	
10-Day Average	$4.27
1-Month Average	$4.36
3-Month Average	$4.15
6-Month Average	$3.99
52-Week High	$5.40
52-Week Low	$3.26

Implied Multiples	
Enterprise Value / Net Sales	
LTM 9/30/16	1.49x
NFY 2017E	1.23x
NFY+1 2018E	0.79x
Enterprise Value / EBITDA	
LTM 9/30/16	9.7x
NFY 2017E	10.6x
NFY+1 2018E	7.1x
Enterprise Value / Adjusted EBITDA	
LTM 9/30/16	8.9x
NFY 2017E	6.9x
NFY+1 2018E	5.4x

Other Market Information	
90-Day Average Daily Trading Volume (in thousands)	150.3
Dividend Yield	0.0%
Number of Analysts Covering the Company	0
Total Public Float	20.7
% of Total Shares Outstanding	36.5%
Top 10 Institutional Holdings	2.6
% of Total Shares Outstanding	4.7%
% of Total Public Float	12.8%

Source: Company filings, Capital IQ, NFY and NFY+1 financials per Company management

Notes:

1. Based on 56.7 million shares outstanding as of 11/9/2016 per Company 10Q filed on 11/9/2016; 2. Refers to short-term loans, long-term loans and capital lease as of 9/30/2016

3. Refers to cash and cash equivalents, and restricted cash as of 9/30/2016; Restricted cash refers to the Company's cash deposit used as security against letter of credits, bank acceptance bills and short-term and long-term loans

4. Refers to receivable from disposal of subsidiaries and long-term loan receivable as of 9/30/2016

5. Refers to non-controlling interest in the subsidiaries, Meitek Technology (Qingdao) Co., Ltd. and Shanghai Precious Care Cosmetic Co., Ltd., that is not directly or indirectly attributable to the Company, as of 9/30/2016

LTM refers to last 12 months ended 9/30/2016; NFY refers to fiscal year 2017 projected financials provided by Company management; NFY+1 refers to fiscal year 2018 projected financials provided by Company management

E refers to estimated

EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance

HOULIHAN LOKEY 华利安 | 11

1.60% 1.54% 1.21% 1.09% 0.71% 0.65% 0.39% 0.22% 0.21% 0.21% 0.15% 0.05% 0.73% 0.65% 0.67% 0.00% 1.00% 2.00% 79.7% 74.6% 49.3% 48.1% 45.7% 45.3% 43.4% 43.0% 35.1% 30.1% 27.8% 17.6% 36.5% 43.4% 44.3% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% Float and Trading Information Public Float / Shares Outstanding 90 – Day Average Daily Volume / Public Float Source: Capital IQ Notes: As of 11/14/2016 12

32.8% 67.2% 0.0% 0.0% 0% 10% 20% 30% 40% 50% 60% 70% 80% $3.00 - $4.00 $4.00 - $5.00 $5.00 - $6.00 $6.00 - $7.00 31.9% 48.2% 19.9% 0.0% 0% 10% 20% 30% 40% 50% 60% $3.00 - $4.00 $4.00 - $5.00 $5.00 - $6.00 $6.00 - $7.00 26.2% 51.6% 22.2% 0.0% 0% 10% 20% 30% 40% 50% 60% $3.00 - $4.00 $4.00 - $5.00 $5.00 - $6.00 $6.00 - $7.00 47.7% 52.3% 0.0% 0.0% 0% 10% 20% 30% 40% 50% 60% $3.00 - $4.00 $4.00 - $5.00 $5.00 - $6.00 $6.00 - $7.00 Selected Historical Trading Information Last Twelve Months Last Nine Months Last Six Months Last Three Months Total Volume: 20.1 mm Average VWAP 1 : $4.31 Total Volume: 15.9 mm Average VWAP 1 : $4.19 Total Volume: 13.6 mm Average VWAP 1 : $4.06 Total Volume: 9.6 mm Average VWAP 1 : $4.16 Source: Capital IQ Notes: As of 11/14/2016 1. Based on average VWAP over the given time period (last 3 months, 6 months, 9 months or 12 months ) 13

Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29

Transaction Overview

Summary of Proposed Transaction Value

(dollars and shares in millions, except per share price)

	Security	Shares Outstanding[1]	Proposed Per Share Transaction Consideration
	Common Stock	56.7	$6.05
Implied Values			
Implied Common Equity			**$343.0**
Adjustments:			
Total Debt[2]			539.1
Cash and Cash Equivalents[3]			(246.9)
Non-Operating Assets[4]			(8.6)
Noncontrolling Interest[5]			4.5
Implied Enterprise Value			**$631.1**

Implied Transaction Multiples	**Implied Multiple**
Net Sales	
LTM 9/30/16	1.77x
NFY 2017E	1.46x
NFY+1 2018E	0.93x
EBITDA	
LTM 9/30/16	11.5x
NFY 2017E	12.6x
NFY+1 2018E	8.4x
Adjusted EBITDA	
LTM 9/30/16	10.5x
NFY 2017E	8.2x
NFY+1 2018E	6.5x

Implied Premiums to Historical Stock Trading Prices

(dollar per share)

Trading Period Prior to Announcement (1/14/2016)	Closing Stock Price	Implied Premium of Per Share Transaction Consideration over Average Closing Stock Price
1-Day	$3.83	58.0%
5-Day Average	$3.85	57.3%
10-Day Average	$4.10	47.7%
1-Month Average	$4.56	32.8%
3-Month Average	$4.98	21.4%
6-Month Average	$5.25	15.3%
1-Year Average	$5.85	3.3%
52-Week High (4/28/15)	$7.90	-23.4%
52-Week Low (1/13/16)	$3.62	67.1%

Source: Company filings, Capital IQ, NFY and NFY+1 financials per Company management
Notes:
1. Based on 56.7 million shares outstanding as of 11/9/2016 per Company 10Q filed on 11/9/2016; 2. Refers to short–term loans, long-term loans and capital lease as of 9/30/2016
3. Refers to cash and cash equivalents, and restricted cash as of 9/30/2016; Restricted cash refers to the Company's cash deposit used as security against letter of credits, bank acceptance bills and short-term and long-term loans
4. Refers to receivable from disposal of subsidiaries and long-term loan receivable as of 9/30/2016; 5. Refers to non-controlling interest as of 9/30/2016
LTM refers to last 12 months ended 9/30/2016, NFY refers to fiscal year 2017 projected financials provided by Company management; NFY+1 refers to fiscal year 2018 projected financials provided by Company management
E refers to estimate
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance

HOULIHAN LOKEY 华利安 | 15

0.000 0.500 1.000 1.500 2.000 2.500 3.000 3.500 4.000 4.500 $0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 11/15/13 08/18/14 05/18/15 02/16/16 11/10/16 Daily Volume (MMs) Closing Stock Price (US$) Volume Synutra International Inc. Stock Trading History Stock Price and Volume History 52 Week High (04/28/2015) $7.90 52 Week Low (01/13/2016) $3.62 All Time High (09/09/2008) $52.24 All Time Low (01/13/2016) $3.62 1 - week avg. daily volume 170,590 1 - month avg. daily volume 82,810 3 - month avg. daily volume 63,670 6 - month avg. daily volume 77,740 Price & Volume Statistics (Prior to Announcement) Proposed Merger Consideration of US$6.05 Per Share Source: Company filings, Capital IQ 01/14/2016 Synutra received a “going - private” proposal from the Buyer Group 09/02/2015 Chinese authorities issued consultation draft of Measures for The Administration of IMF Products Registration, under which at most five IMF brands could be produced by each licensed factory. In December 2015, number of brands per factory was further reduced to three in the revised Implementation Rules of Food Safety Law 06/08/2016 Chinese authorities officially confirmed that new IMF regulations will be effective starting in January 2018 04/08/2016 Chinese authorities issued new rules to increase tax rates on cross - border e - commerce 16

0% 20% 40% 60% 80% 100% 120% 140% 160% Indexed Prices Synutra International Inc. S&P 500 Index Selected Companies Index Relative Stock Performance Indexed Stock Price Performance Over Past 3 Years Source: Capital IQ Notes: 1. The index of Selected Companies includes Ausnutria Dairy Corporation Ltd., Beijing Sanyuan Foods Co., Ltd., Beingmate Baby & Child Food Co., Ltd., Biostime I nte rnational Holdings Limited (China), Bright Dairy & Food Co., Ltd., Dutch Lady Milk Industries Bhd, Hochdorf Holding AG, Maeil Dairies Co., Ltd., Mo rinaga Milk Industry Co., Ltd., Nam Yang Dairy Product Co., Ltd, Synlait Milk Limited, Yashili International Holdings Limited S&P 500 Index : +20 .9% Selected Companies Index 1 : - 30.7% Synutra International: - 40.7% 17

Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29

Financial Analyses Summary

Implied Per Share Equity Value Reference Range[1,2,3]


$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$4.56
$2.63
$5.50
$3.38
$7.07
$4.37
$4.87
$2.22
$7.84
$4.39
$5.04
$3.11
$6.03
$3.91
$9.29
$3.81
Proposed Merger Consideration of US$6.05 Per Share
Selected Companies Analysis
8.0x - 10.0x
LTM Ended 9/30/2016 EBITDA
Selected Companies Analysis
8.0x - 10.0x
LTM Ended 9/30/2016 Adjusted EBITDA
Selected Companies Analysis
7.0x - 9.0x
NFY 2017E Adjusted EBITDA
Selected Companies Analysis
5.5x - 7.5x
NFY+1 2018E EBITDA
Selected Companies Analysis
5.5x - 7.5x
NFY+1 2018E Adjusted EBITDA
Selected Transactions Analysis
8.5x - 10.5x
LTM Ended 9/30/2016 EBITDA
Selected Transactions Analysis
8.5x - 10.5x
LTM Ended 9/30/2016 Adjusted EBITDA
Discounted Cash Flow Analysis
Discount Rate:
12.0% - 15.0%
Perpetual Growth Rate:
2.0% - 4.0%

Notes:

No particular weight is attributed to any individual analysis

1. Based on 56.7 million shares outstanding as of 11/9/2016 per Company 10Q filed on 11/9/2016; Cash and cash equivalents, and restricted cash as of 9/30/2016; Restricted cash refers to the Company's cash deposit used as security against letter of credits, bank acceptance bills and short-term loans and long-term loans; Receivable from disposal of subsidiaries and long-term loan receivable as of 9/30/2016; Short–term loans, long-term loans and capital lease as of 9/30/2016; Non-controlling interest as of 9/30/2016

2. The Company had a net reduction of approximately $47.1 million in cash in the quarter ending September 30, 2016, resulting in an impact of approximately $0.83 per share on the Implied Equity Valuation Reference Ranges. In the case of the Discounted Cash Flow Analysis, however, this is offset by an increase of approximately $32.5 million in working capital

3. NFY 2017 EBITDA metrics were not utilized in the current analysis, as the Company has underperformed budget year to date fiscal year 2017, has experienced delays in the launch of its French manufacturing facility, and Company management does not feel the current fiscal year results are representative of the Company's future earnings potential

LTM refers to last 12 months ended 9/30/2016

NFY refers to fiscal year 2017 projected financials provided by Company management

NFY+1 refers to fiscal year 2018 projected financials provided by Company management

EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal

Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance

E refers to Estimated

HOULIHAN LOKEY 华利安 | 19

Financial Analyses Summary (cont.)

(shares outstanding and dollars in millions, except per share values)

	Selected Companies Analysis LTM Ended 9/30/2016 EBITDA	Selected Companies Analysis LTM Ended 9/30/2016 Adjusted EBITDA	Selected Companies Analysis NFY 2017E Adjusted EBITDA	Selected Companies Analysis NFY+1 2018E EBITDA	Selected Companies Analysis NFY+1 2018E Adjusted EBITDA	Selected Transactions Analysis LTM Ended 9/30/2016 EBITDA	Selected Transactions Analysis LTM Ended 9/30/2016 Adjusted EBITDA	Discounted Cash Flow Analysis
Corresponding Base Amount	$54.7	$60.0	$76.5	$75.3	$97.7	$54.7	$60.0	
Selected Multiples Range	8.0x -- 10.0x	8.0x -- 10.0x	7.0x -- 9.0x	5.5x -- 7.5x	5.5x -- 7.5x	8.5x -- 10.5x	8.5x -- 10.5x	
Implied Enterprise Value Reference Range	$437.2 -- $546.6	$479.8 -- $599.8	$535.8 -- $688.9	$413.9 -- $564.4	$537.2 -- $732.5	$464.6 -- $573.9	$509.8 -- $629.8	$503.9 -- $815.0
Cash, Cash Equivalents and Restricted Cash as of 9/30/16[1]	$246.9 -- $246.9	$246.9 -- $246.9	$246.9 -- $246.9	$246.9 -- $246.9	$246.9 -- $246.9	$246.9 -- $246.9	$246.9 -- $246.9	$246.9 -- $246.9
Non-Operating Assets as of 9/30/16	$8.6 -- $8.6	$8.6 -- $8.6	$8.6 -- $8.6	$8.6 -- $8.6	$8.6 -- $8.6	$8.6 -- $8.6	$8.6 -- $8.6	$8.6 -- $8.6
Implied Total Enterprise Value Reference Range	$692.7 -- $802.0	$735.3 -- $855.3	$791.3 -- $944.4	$669.4 -- $819.9	$792.6 -- $988.0	$720.0 -- $829.4	$765.3 -- $885.3	$759.4 -- $1,070.4
Total Debt as of 9/30/16	($539.1) -- ($539.1)	($539.1) -- ($539.1)	($539.1) -- ($539.1)	($539.1) -- ($539.1)	($539.1) -- ($539.1)	($539.1) -- ($539.1)	($539.1) -- ($539.1)	($539.1) -- ($539.1)
Cumulative New Product Losses[2]	$0.0 -- $0.0	$0.0 -- $0.0	$0.0 -- $0.0	$0.0 -- $0.0	$0.0 -- $0.0	$0.0 -- $0.0	$0.0 -- $0.0	$0.0 -- $0.0
Noncontrolling Interest as of 9/30/16	($4.5) -- ($4.5)	($4.5) -- ($4.5)	($4.5) -- ($4.5)	($4.5) -- ($4.5)	($4.5) -- ($4.5)	($4.5) -- ($4.5)	($4.5) -- ($4.5)	($4.5) -- ($4.5)
Implied Total Equity Value Reference Range	$149.2 -- $258.5	$191.8 -- $311.7	$247.7 -- $400.8	$125.8 -- $276.3	$249.1 -- $444.4	$176.5 -- $285.8	$221.8 -- $341.7	$215.9 -- $526.9
Shares Outstanding[3]	56.7 -- 56.7	56.7 -- 56.7	56.7 -- 56.7	56.7 -- 56.7	56.7 -- 56.7	56.7 -- 56.7	56.7 -- 56.7	56.7 -- 56.7
Implied Per Share Reference Range	$2.63 -- $4.56	$3.38 -- $5.50	$4.37 -- $7.07	$2.22 -- $4.87	$4.39 -- $7.84	$3.11 -- $5.04	$3.91 -- $6.03	$3.81 -- $9.29

Notes:
No particular weight is attributed to any individual analysis
1. Cash and cash equivalents, and restricted cash as of 9/30/2016; Restricted cash refers to the Company's cash deposit used as security against letter of credits, bank acceptance bills and short-term loans and long-term loans
2. Although adjusted EBITDA does include losses associated with New Products, the Cumulative New Product Losses of $63.1 million projected between FY2017 and FY2019 are not deducted in the Selected Companies and Selected Transactions Analyses utilizing Adjusted EBITDA
3. Based on 56.7 million shares outstanding as of 11/9/2016 per Company 10Q filed on 11/9/2016
NFY 2017 EBITDA metrics were not utilized in the current analysis, as the Company has underperformed budget year to date fiscal year 2017, has experienced delays in the launch of its French manufacturing facility, and Company management does not feel the current fiscal year results are representative of the Company's future earnings potential
LTM refers to last 12 months ended 9/30/2016
NFY refers to fiscal year 2017 projected financials provided by Company management
NFY+1 refers to fiscal year 2018 projected financials provided by Company management
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance
E refers to Estimated

HOULIHAN LOKEY 华利安 | 20

Selected Historical and Projected Financial Information

(dollars in millions)	Fiscal Year Ending March 31,			LTM Ended	Fiscal Year Ending March 31,				CAGR
	2014	2015	2016	9/30/2016	2017E	2018E	2019E	2020E	2016 to 2020E
Food Segment (Existing Products)	$314.4	$386.9	$328.6	$321.1	$359.2	$420.3	$431.4	$480.4	
Food Segment (New Products)[1]	-	-	-	6.3	22.5	148.5	311.0	394.5	
Nutritional Supplement and Others (Existing Products)	56.1	27.1	36.4	27.6	22.2	33.3	36.6	38.5	
Nutritional Supplement and Others (New Products)[2]	-	-	-	0.9	27.6	74.5	82.1	84.0	
Net Sales	**$370.5**	**$413.9**	**$365.0**	**$355.9**	**$431.5**	**$676.5**	**$861.1**	**$997.4**	**28.6%**
Growth %	*39.4%*	*11.7%*	*-11.8%*		*18.2%*	*56.8%*	*27.3%*	*15.8%*	
Cost of Sales	(217.0)	(224.4)	(188.2)	(190.3)	(264.4)	(468.1)	(633.9)	(732.6)	
Gross Profit	**$153.5**	**$189.6**	**$176.8**	**$165.6**	**$167.1**	**$208.5**	**$227.2**	**$264.7**	**10.6%**
Existing Products	153.5	189.6	176.8	167.6	184.6	215.1	222.6	249.2	
New Products	-	-	-	(2.0)	(17.6)	(6.6)	4.6	15.5	
Margin %	*41.4%*	*45.8%*	*48.4%*	*46.5%*	*38.7%*	*30.8%*	*26.4%*	*26.5%*	
Selling and Marketing Expenses	(86.6)	(97.8)	(94.4)	(91.5)	(101.1)	(125.6)	(130.7)	(137.8)	
General and Administrative Expenses[3]	(24.6)	(27.4)	(27.1)	(29.3)	(31.0)	(33.6)	(33.5)	(35.0)	
Depreciation & Amortization	15.4	15.2	9.5	9.9	15.3	26.0	26.0	26.0	
EBITDA	**$57.7**	**$79.5**	**$64.8**	**$54.7**	**$50.3**	**$75.3**	**$89.0**	**$117.9**	**16.1%**
Existing Products	57.7	79.5	64.8	60.0	76.5	97.7	103.5	117.1	
New Products	-	-	-	(5.3)	(26.3)	(22.4)	(14.5)	0.8	
Margin %	*15.6%*	*19.2%*	*17.8%*	*15.4%*	*11.6%*	*11.1%*	*10.3%*	*11.8%*	
Growth %		*37.9%*	*-18.5%*		*-22.5%*	*49.7%*	*18.2%*	*32.5%*	
Add Back: Loss of New Products	-	-	-	(5.3)	(26.3)	(22.4)	(14.5)	-	
Adjusted EBITDA	**$57.7**	**$79.5**	**$64.8**	**$60.0**	**$76.5**	**$97.7**	**$103.5**	**$117.9**	**16.1%**
Maintenance Capital Expenditure	$16.5	$15.8	$9.0	$7.3	$15.0	$15.0	$15.0	$15.0	
New French Manufacturing Facility	13.1	71.5	102.9	61.3	44.2	-	-	-	
Total Capital Expenditures	**$29.6**	**$87.3**	**$111.9**	**$68.6**	**$59.2**	**$15.0**	**$15.0**	**$15.0**	

Notes:
The footnotes are presented on the next page

HOULIHAN LOKEY 华利安 | 21

Selected Historical and Projected Financial Information (cont.)

Source: Company filings, Company management, Capital IQ
Notes:
1. New Products from Food Segment primarily include liquid milk products
2. New Products from Nutritional Supplement and Others include whole milk powder and high oil whey powder and other non-dairy products
3. Historical General and Administrative Expenses includes government subsidies received by the Company of less than $1 million per year each year. Projected General and Administrative Expenses do not include government subsidies, as estimates of subsides were not made available
CAGR refers to Compound Annual Growth Rate
Converted all RMB-denominated projections into USD at the exchange rate of forecast exchange rate with mid year adjustment
LTM refers to last 12 months ended 9/30/2016
E refers to estimated
EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance
EBIT refers to Earnings Before Interest and Taxes, excluding non-recurring purchase contract losses associated with Sodiaal
The Company's Existing Products and New Products are produced using many of the same raw materials and in the same manufacturing facilities. The Company has estimated the allocation of Selling and Marketing, and General and Administrative expenses is allocated based on 95%:5% split between Existing Products and New Products, and Depreciation and Amortization expense is allocated based on revenue contribution between Existing Products and whole milk powder (New Products). As the Company only recently began operating its new manufacturing facility in France and launched its New Products in fiscal year 2017, actual Selling and Marketing, General and Administrative, and Depreciation and Amortization expense allocation may vary materially from the figures presented on the prior page.

HOULIHAN LOKEY 华利安 | 22

Selected Companies Trading Statistics

(dollars and shares in millions, except per share values)

Company	Ticker	Stock Price (11/14/2016)	Equity[1] Value	Enterprise[2] Value	Enterprise Value / Adjusted EBITDA[3]		
					LTM (x)	NFY (x)	NFY+1 (x)
Morinaga Milk Industry	TSE:2264	$7.45	$1,846	$2,588	7.5x	8.0x	7.7x
Biostime International	SEHK:1112	$2.84	$1,818	$2,475	13.7x	10.5x	9.6x
Bright Dairy & Food	SHSE:600597	$2.05	$2,525	$2,463	10.6x	9.7x	8.8x
Beingmate Baby & Child Food	SZSE:002570	$1.75	$1,791	$1,866	NEG	NEG	NEG
Beijing Sanyuan Foods	SHSE:600429	$1.23	$1,835	$1,462	NMF	NMF	NMF
Dutch Lady Milk Industries	KLSE:DLADY	$13.35	$855	$824	17.5x	16.4x	NMF
Yashili International	SEHK:1230	$0.20	$942	$636	NMF	NMF	14.9x
Ausnutria Dairy Corporation	SEHK:1717	$0.37	$460	$533	15.3x	NA	NA
Maeil Dairies	KOSDAQ:A005990	$31.05	$437	$530	7.5x	7.0x	6.5x
Hochdorf	SWX:HOCN	$310.57	$438	$502	14.9x	13.7x	11.7x
Synlait Milk	NZSE:SML	$2.19	$393	$475	8.0x	6.4x	5.5x
Nam Yang Dairy Product	KOSE:A003920	$614.09	$417	$208	3.4x	NA	NA
Overall							
Mean					10.9x	10.2x	9.2x
Median					10.6x	9.7x	8.8x
High					17.5x	16.4x	14.9x
Low					3.4x	6.4x	5.5x
Synutra International Inc.	**Nasdaq:SYUT**				**Enterprise Value / EBITDA**		
At 11/14/2016 Closing Stock Price		$4.30	$244	$532	9.7x	10.6x	7.1x
Offer		$6.05	$343	$631	11.5x	12.6x	8.4x
Synutra International Inc.	**Nasdaq:SYUT**				**Enterprise Value / Adjusted EBITDA**		
At 11/14/2016 Closing Stock Price		$4.30	$244	$532	8.9x	6.9x	5.4x
Offer		$6.05	$343	$631	10.5x	8.2x	6.5x

Notes:
The footnotes are presented on the next page

HOULIHAN LOKEY 华利安 | 23

Selected Companies Trading Statistics (cont.)

Sources: Public filings, Bloomberg, Capital IQ, analyst reports, NFY and NFY+1 financials for Synutra per Company management
Notes:
*1. Equity Market Value refers to share price * (common ADS or shares outstanding + options and warrants per the treasury stock method)*
2. Enterprise Value refers to equity market value + debt outstanding + preferred stock + minority interests – cash and short term investment
3. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, which has been adjusted for certain non-recurring items for Ausnutria Dairy Corporation Ltd., Beijing Sanyuan Foods Co., Ltd., Biostime International Holdings Limited (China), Bright Dairy & Food Co., Ltd., Dutch Lady Milk Industries Bhd, Hochdorf Holding AG, Maeil Dairies Co., Ltd., Morinaga Milk Industry Co., Ltd., Yashili International Holdings Limited.
Synutra's EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
Synutra's adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance
Multiples based on forward-looking financial information have been calendarized to the Company's fiscal year end of March 31
LTM refers to the most recently completed 12-month period for which financial information has been made public, other than for the Company, in which case LTM refers to last 12 months ended 9/30/2016
NFY refers to fiscal year 2017 projected financials provided by Company management for the Company and next fiscal year for which financial information has not been made public for the Selected Companies
NFY+1 refers to fiscal year 2018 projected financials provided by Company management for the Company and the year following NFY for the Selected Companies
NA refers to not available figure
NMF refers to not meaningful figure
No company used in this analysis for comparative purposes is identical to the Company

HOULIHAN LOKEY 华利安 | 24

0.0x 5.0x 10.0x 15.0x 20.0x 25.0x Synutra International Inc. Selected Companies Index Five - Year Relative EV / EBITDA Multiples Source: Capital IQ Notes: Multiples shown above are sourced from Capital IQ; as such, certain multiples may differ slightly from figures shown on other pa ges due to absence of EBITDA adjustments and CapIQ formula for calculating EV 1. As of 11/14/2016 2 . Represents median EV/EBITDA multiple of selected companies: Ausnutria Dairy Corporation Ltd., Beijing Sanyuan Foods Co., Ltd., Beingmate Baby & Child Food Co., Ltd., Biostime International Holdings Limited (China), Bright Dairy & Food Co., Ltd., Dutch Lady Milk Industries Bhd, Hochdorf Holding AG, Maeil Dairies Co., Ltd., Morinaga Milk Industry Co., Ltd., Nam Yang Dairy Product Co., Ltd, Synlait Milk Limited, Yashili International Holdings Limited 3. Calculated by taking the average of 3 years and 5 years LTM multiples , excluding negative or not meaningful figures EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization EV refers to enterprise value LTM refers to the most recently completed 12 - month period for which financial information has been made public Synutra International Inc. Index of Selected Companies 2 1/14/2016 Current 1 3 - Year Average 3 5 - Year Average 3 7.7x 8.8x 5.3x 9.9x 11.4x 10.3x 10.7x 9.4x Synutra’s EBITDA was negative or non - meaningful Synutra’s EBITDA was negative 25

Selected Transactions Statistics

(dollars in millions)

Announcement Date	Target	Acquiror	% Sought	Implied EV	Implied EV / Revenue	Implied EV / Adjusted EBITDA	Adjusted EBITDA Margin %
09/28/2016	Hengda Dairy Co., Ltd and Challenger Global Investments Limited	Shenzhen Mingcheng Duling Commerce Co., Ltd; Sunlight Property Management Limited	100.0%	$44.9	NA	NA	NA
03/03/2016	Engro Foods Limited	Frieslandcampina International Holding B.V.	51.0%	$930.7	1.96x	14.1x	13.9%
12/30/2015	China Dairy Group Ltd.	Huaguo Liu (Chairman); Jinji Wang (Director)	51.7%	73.2	0.28x	8.4x	3.3%
09/21/2015	Oushi Mengniu (Inner Mongolia) Dairy Products	Yashili International Group Limited	100.0%	210.0	1.89x	10.2x	18.5%
07/24/2015	Dumex Baby Food Co., Ltd.	Yashili International Group Limited	100.0%	164.6	0.77x	NMF	-17.6%
04/18/2015	Dunhua Meilijian Dairy Co., Ltd.	Beingmate Baby & Child Food Co., Ltd.	65.0%	42.4	2.22x	13.2x	16.8%
06/16/2014	Zhangjiakou Chahaer Dairy Co., Ltd.	Rightcom Co., Ltd.	100.0%	28.1	NA	NA	NA
12/31/2013	Adimil (Changsha) Nutrition Products Limited	Biostime Inc.; Biostime (Guangzhou) Health Products	100.0%	57.8	NA	NA	NA
06/18/2013	Yashili International Holdings Limited	China Mengniu Dairy Co. Ltd.	89.8%	1,218.6	1.81x	9.9x	18.2%
10/03/2012	Feihe International, Inc.	Morgan Stanley Private Equity Asia Limited	58.7%	275.1	0.98x	10.6x	9.3%
06/15/2012	New Zealand Dairies Limited (nka:Ex NZDL Limited)	Fonterra Co-Operative Group Ltd.	100.0%	38.2	NA	NA	NA
04/23/2012	Pfizer Nutrition Inc.	Nestlé S.A.	100.0%	11,850.0	4.94x	19.8x	25.0%
02/24/2012	Nutricion para el Conosur S.A	Mead Johnson Nutrition Company	80.0%	244.2	3.54x	NA	NA
08/02/2011	Wockhardt Ltd., Nutritional Business	G&K Baby Care Private Limited	100.0%	144.6	2.02x	NA	NA
03/29/2011	Hyproca Dairy Group B.V. (nka:Ausnutria Hyproca B.V.)	Ausnutria Dairy Corporation Ltd.	51.0%	46.0	0.92x	10.3x	9.0%
03/03/2011	Laticinios Vale do Taquari Ltda.	Tangará Foods S.A.	100.0%	33.2	NA	NA	NA
				Mean	1.94x	12.1x	10.7%
				Median	1.89x	10.5x	13.9%
				High	4.94x	19.8x	25.0%
				Low	0.28x	8.4x	-17.6%
						Implied EV / EBITDA	
01/15/2016	**Synutra International Inc.**	**Liang Zhang (Chairman)**	**36.5%**	**$631.1**	**1.77x**	**11.5x**	**15.4%**
						Implied EV / Adjusted EBITDA	
01/15/2016	**Synutra International Inc.**	**Liang Zhang (Chairman)**	**36.5%**	**$631.1**	**1.77x**	**10.5x**	**16.9%**

Source: Capital IQ, Mergermarket, public filings
Based on reported metric for the most recent LTM period prior to the announcement of the transaction
NA refers to not available figure
NMF refers to not meaningful figure
Implied EV refers to implied enterprise value of target company, based on the announced transaction equity price and other public information available at the time of the announcement
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, which has been adjusted for certain non-recurring items for Oushi Mengniu (Inner Mongolia) Dairy Products
Synutra's EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal
Synutra's adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, excluding non-recurring purchase contract losses associated with Sodiaal and excluding losses related to New Products; Company management's estimate of New Product losses are approximate and could vary materially depending on actual business performance
No transaction used in this analysis for comparative purposes is identical to the Transaction and no company used in this analysis for comparative purposes is identical to the Company

HOULIHAN LOKEY 华利安 | 26

(dollars in millions, except per share values) Projected FYE March 31, 2017E 2 2018E 2019E 2020E Terminal Value Assumptions3 Implied 2020E EBITDA Net Sales $203.4 $676.5 $861.1 $997.4 Net Sales $997.4 Terminal Multiple6 Growth % 18.2% 56.8% 27.3% 15.8% Discount Rate 2.0% 3.0% 4.0% 12.00% 6.8x 7.6x 8.6x Cost of Sales (131.5) (468.1) (633.9) (732.6) Cost of Sales (721.7) 12.75% 6.3x 7.0x 7.9x Selling and Marketing Expenses (44.6) (125.6) (130.7) (137.8) Selling and Marketing Expenses (137.8) 13.50% 5.9x 6.6x 7.3x General and Administrative Expenses (12.3) (33.6) (33.5) (35.0) General and Administrative Expenses (35.0) 14.25% 5.6x 6.1x 6.8x Depreciation & Amortization 7.6 26.0 26.0 26.0 Depreciation & Amortization 15.0 15.00% 5.3x 5.8x 6.4x EBITDA $22.6 $75.3 $89.0 $117.9 EBITDA $117.9 Margin % 11.6% 11.1% 10.3% 11.8% Margin % 11.8% Depreciation & Amortization (7.6) (26.0) (26.0) (26.0) Depreciation & Amortization (15.0) PV of Terminal Value EBIT $15.1 $49.3 $63.0 $91.9 EBIT $102.9 as a % of Enterprise Value Gordon Growth Check Taxes4 (3.8) (12.3) (15.8) (23.0) Taxes4 (25.7) Discount Rate 2.0% 3.0% 4.0% Unlevered Earnings $11.3 $37.0 $47.3 $68.9 Unlevered Earnings $77.2 12.00% 81.9% 83.5% 85.2% Depreciation & Amortization 7.6 26.0 26.0 26.0 Depreciation & Amortization 15.0 12.75% 80.6% 82.3% 83.9% Capital Expenditures (22.5) (15.0) (15.0) (15.0) Capital Expenditures (15.0) 13.50% 79.4% 81.0% 82.7% Change in Net Working Capital 32.5 (20.8) (30.5) (16.8) Change in Net Working Capital5 (3.2) 14.25% 78.2% 79.8% 81.4% Unlevered Free Cash Flows $28.8 $27.1 $27.8 $63.1 Unlevered Free Cash Flows $74.0 15.00% 77.1% 78.6% 80.2% Present Value PV of Terminal Value Based of Cash Flows on Perpetual Growth Rate for Implied Enterprise Value Implied Total Equity Value Implied Equity Value Per Share8 Discount Rate (2017 - 2020) 2020 Unlevered Free Cash Flow 2.0% 3.0% 4.0% 2.0% 3.0% 4.0% 2.0% 3.0% 4.0% 2.0% 3.0% 4.0% 12.00% $120.7 $544.7 $611.2 $694.2 $665.4 $731.9 $815.0 $288.1 $377.3 $443.8 $526.9 $6.66 $7.83 $9.29 12.75% $119.4 $497.1 $553.4 $622.7 $616.5 $672.8 $742.1 $288.1 $328.4 $384.7 $454.0 $5.79 $6.79 $8.01 13.50% $118.1 + $455.9 $504.2 $562.7 = $574.0 $622.3 $680.8 - $288.1 = $285.9 $334.2 $392.7 = $5.04 $5.90 $6.93 14.25% $116.8 $419.9 $461.8 $511.7 $536.8 $578.6 $628.6 $288.1 $248.7 $290.5 $340.5 $4.39 $5.12 $6.00 15.00% $115.6 $388.3 $424.8 $467.9 $503.9 $540.4 $583.5 $288.1 $215.9 $252.3 $295.5 $3.81 $4.45 $5.21 Net Debt and Other7 Discounted Cash Flow Analysis 1 Notes: The footnotes are presented on the next page 27

Discounted Cash Flow Analysis 1 (cont.) Source: Based on projections provided by Company management Notes: 1. Present values as of 11/14/2016 2. Represents a 4.5 month stub period with valuation date as of 11/14/2016 3. Terminal capital expenditures and depreciation and amortization are assumed to be equal into perpetuity 4. Applies normalized tax rate at 25% per Company management 5 . Change in net working capital in the terminal year is calculated as change in net working capital in FY2020 * midpoint of per pet ual growth rate / net sales growth rate in FY2020 6 . Implied from 12.0% - 15.0% discount rate and 2 .0% - 4 .0% perpetual growth rate applied to 2020 EBITDA 7 . As of 9/30/2016, includes short – term loans, long - term loans, capital lease, non - controlling interest, receivable from disposals of subsidiaries, long - term loan receivable, cash and cash equivalents, and restricted cash 8 . Based on 56.7 million shares outstanding as of 11/9/2016 per Company 10Q filed on 11/9/2016 E refers to estimated EBITDA refers to Earnings before Interest, Taxes, Depreciation and Amortization, excluding non - recurring purchase contract losse s associated with Sodiaal EBIT refers to Earnings before Interest and Taxes, excluding non - recurring purchase contract losses associated with Sodiaal PV refers to Present Value 28

Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29 Additional Financial Data 30

Page 1. Summary of Changes Since September 8, 2016 3 2. Situation Overview 7 3. Selected Public Market Observations 10 4. Transaction Overview 14 5. Financial Information and Analysis 18 6. Appendices 29 Additional Financial Data 30

Size1 Historical Growth (Enterprise Value as of 11/14/16, millions) (2-Fiscal Year Revenue) Name Value Morinaga Milk Industry Co., Ltd. $2,587.6 Biostime International Holdings Limited (China) $2,474.9 Bright Dairy & Food Co., Ltd $2,462.9 Beingmate Baby & Child Food Co., Ltd. $1,865.6 Beijing Sanyuan Foods Co., Ltd. $1,462.4 Dutch Lady Milk Industries Bhd $824.0 Yashili International Holdings Limited $636.4 Ausnutria Dairy Corporation Ltd. $533.1 Synutra International Inc. $531.8 Maeil Dairies Co., Ltd. $530.3 Hochdorf Holding AG $501.9 Synlait Milk Limited $474.9 Nam Yang Dairy Product Co., Ltd. $208.5 Liquidity Leverage1 (Current Ratio as of 11/14/16) (Debt to EV as of 11/14/16) Name Value Nam Yang Dairy Product Co., Ltd. 4.6 Beijing Sanyuan Foods Co., Ltd. 3.1 Hochdorf Holding AG 2.4 Yashili International Holdings Limited 2.1 Maeil Dairies Co., Ltd. 2.1 Synlait Milk Limited 2.1 Ausnutria Dairy Corporation Ltd. 1.5 Beingmate Baby & Child Food Co., Ltd. 1.5 Dutch Lady Milk Industries Bhd 1.3 Biostime International Holdings Limited (China) 1.2 Bright Dairy & Food Co., Ltd 1.0 Synutra International Inc. 0.9 Morinaga Milk Industry Co., Ltd. 0.9 Leverage1 (Debt to EV as of 11/14/16) Name Value Nam Yang Dairy Product Co., Ltd. 0.0% Dutch Lady Milk Industries Bhd 0.0% Beijing Sanyuan Foods Co., Ltd. 3.5% Bright Dairy & Food Co., Ltd 7.7% Beingmate Baby & Child Food Co., Ltd. 10.5% Yashili International Holdings Limited 15.8% Hochdorf Holding AG 16.7% Ausnutria Dairy Corporation Ltd. 29.5% Maeil Dairies Co., Ltd. 30.8% Synlait Milk Limited 32.1% Morinaga Milk Industry Co., Ltd. 33.2% Biostime International Holdings Limited (China) 40.1% Synutra International Inc. 101.4% Size Size1 (LTM Revenue, millions) (Enterprise Value as of 11/14/16, millions) Name Value Morinaga Milk Industry Co., Ltd. $5,482.0 Bright Dairy & Food Co., Ltd $2,498.3 Maeil Dairies Co., Ltd. $1,364.9 Nam Yang Dairy Product Co., Ltd. $1,044.9 Biostime International Holdings Limited (China) $856.4 Beijing Sanyuan Foods Co., Ltd. $680.4 Beingmate Baby & Child Food Co., Ltd. $543.3 Hochdorf Holding AG $536.6 Synlait Milk Limited $387.1 Yashili International Holdings Limited $356.8 Ausnutria Dairy Corporation Ltd. $356.7 Synutra International Inc. $355.9 Dutch Lady Milk Industries Bhd $234.8 Internal Investment Liquidity (LTM Capital Expenditures to LTM Revenue) (Current Ratio as of 11/11/16) Name Value Synutra International Inc. 19.3% Yashili International Holdings Limited 14.1% Beijing Sanyuan Foods Co., Ltd. 10.6% Bright Dairy & Food Co., Ltd 9.8% Beingmate Baby & Child Food Co., Ltd. 7.7% Synlait Milk Limited 7.3% Morinaga Milk Industry Co., Ltd. 4.9% Hochdorf Holding AG 4.3% Ausnutria Dairy Corporation Ltd. 4.0% Maeil Dairies Co., Ltd. 3.5% Nam Yang Dairy Product Co., Ltd. 2.6% Biostime International Holdings Limited (China) 1.7% Dutch Lady Milk Industries Bhd 1.7% Profitability Relative Depreciation (LTM Adjusted EBITDA to LTM Revenue) (LTM Depr. to LTM Adjusted EBITDA) Name Value Biostime International Holdings Limited (China) 21.1% Dutch Lady Milk Industries Bhd 20.0% Synutra International Inc. 15.4% Synlait Milk Limited 15.3% Ausnutria Dairy Corporation Ltd. 9.8% Bright Dairy & Food Co., Ltd 9.3% Morinaga Milk Industry Co., Ltd. 6.3% Hochdorf Holding AG 6.3% Nam Yang Dairy Product Co., Ltd. 5.8% Maeil Dairies Co., Ltd. 5.2% Beijing Sanyuan Foods Co., Ltd. 2.4% Yashili International Holdings Limited 0.0% Beingmate Baby & Child Food Co., Ltd. -0.4% Industry Benchmarking Source: Public filings, Capital IQ Notes: 1. Enterprise value based on public trading prices of common ADS or common stock, as applicable, as of 11/14/2016 No company used in this analysis for comparative purposes is identical to the Company EV refers to Enterprise Value Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, which has been adjusted for certain n on - recurring items for Ausnutria Dairy Corporation Ltd., Beijing Sanyuan Foods Co., Ltd., Biostime International Holdings Limited (China), Bright Dairy & Food Co., Ltd., Dutch Lady Milk Industries Bhd , Hochdorf Holding AG, Maeil Dairies Co., Ltd., Morinaga Milk Industry Co., Ltd., Yashili International Holdings Limited. Current Ratio refers to current assets divided by current liabilities LTM refers to the most recently completed 12 - month period for which financial information has been made public, other than for t he Company, in which case LTM refers to last 12 months ended 9/30/2016 Relative Depreciation Internal Investment (LTM Depr. to LTM Adjusted EBITDA) (LTM Capital Expenditures to LTM Revenue) Name Value Beijing Sanyuan Foods Co., Ltd. 117.4% Nam Yang Dairy Product Co., Ltd. 56.7% Morinaga Milk Industry Co., Ltd. 50.5% Maeil Dairies Co., Ltd. 45.2% Hochdorf Holding AG 32.2% Bright Dairy & Food Co., Ltd 29.8% Synlait Milk Limited 27.1% Ausnutria Dairy Corporation Ltd. 21.6% Synutra International Inc. 18.0% Biostime International Holdings Limited (China) 11.7% Dutch Lady Milk Industries Bhd 5.2% Beingmate Baby & Child Food Co., Ltd. NMF Yashili International Holdings Limited NMF 31

Projected Growth (1-Fiscal Year Revenue) Name Value Biostime International Holdings Limited (China) 32.2% Synutra International Inc. 18.2% Synlait Milk Limited 15.0% Beijing Sanyuan Foods Co., Ltd. 7.2% Maeil Dairies Co., Ltd. 6.7% Yashili International Holdings Limited 6.3% Dutch Lady Milk Industries Bhd 5.8% Bright Dairy & Food Co., Ltd 4.0% Hochdorf Holding AG 3.5% Morinaga Milk Industry Co., Ltd. -2.0% Beingmate Baby & Child Food Co., Ltd. -19.9% Nam Yang Dairy Product Co., Ltd. NA Ausnutria Dairy Corporation Ltd. NA Projected Growth Projected Growth (1-Fiscal Year EBITDA) (5-Fiscal Year EPS) Name Value Biostime International Holdings Limited (China) 158.0% Beijing Sanyuan Foods Co., Ltd. 80.4% Bright Dairy & Food Co., Ltd 25.4% Maeil Dairies Co., Ltd. 19.8% Hochdorf Holding AG 14.3% Synlait Milk Limited 13.3% Morinaga Milk Industry Co., Ltd. 8.7% Dutch Lady Milk Industries Bhd 7.3% Synutra International Inc. -22.5% Nam Yang Dairy Product Co., Ltd. NA Beingmate Baby & Child Food Co., Ltd. NMF Yashili International Holdings Limited NMF Ausnutria Dairy Corporation Ltd. NA Projected Growth Projected Growth (2-Fiscal Year Revenue) (2-Fiscal Year EBITDA) Name Value Synutra International Inc. 36.1% Beijing Sanyuan Foods Co., Ltd. 19.9% Synlait Milk Limited 19.4% Biostime International Holdings Limited (China) 17.3% Yashili International Holdings Limited 9.3% Maeil Dairies Co., Ltd. 6.5% Dutch Lady Milk Industries Bhd 5.6% Bright Dairy & Food Co., Ltd 5.3% Hochdorf Holding AG 3.4% Morinaga Milk Industry Co., Ltd. -0.8% Beingmate Baby & Child Food Co., Ltd. -9.6% Nam Yang Dairy Product Co., Ltd. NA Ausnutria Dairy Corporation Ltd. NA Projected Growth Industry Metric 3 (2-Fiscal Year EBITDA) (Metric) Name Value Beijing Sanyuan Foods Co., Ltd. 70.4% Biostime International Holdings Limited (China) 68.8% Bright Dairy & Food Co., Ltd 18.0% Synlait Milk Limited 15.1% Hochdorf Holding AG 14.7% Maeil Dairies Co., Ltd. 13.5% Synutra International Inc. 7.7% Dutch Lady Milk Industries Bhd 6.9% Morinaga Milk Industry Co., Ltd. 6.6% Beingmate Baby & Child Food Co., Ltd. NMF Nam Yang Dairy Product Co., Ltd. NA Yashili International Holdings Limited NMF Ausnutria Dairy Corporation Ltd. NA Industry Benchmarking ( cont .) Source: Public filings, Bloomberg, Capital IQ, Company management for projected information for the Company Notes: 1. The projected growth figures of Synutra are from Company management; the projected growth figures of other companies are from analyst research reports No company used in this analysis for comparative purposes is identical to the Company EV refers to Enterprise Value LTM refers to the most recently completed 12 - month period for which financial information has been made public, other than for t he Company, in which case LTM refers to last 12 months ended 9/30/2016 NMF refers to not meaningful figure NA refers to not available figure Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization, which has been adjusted for certain n on - recurring items for Ausnutria Dairy Corporation Ltd., Beijing Sanyuan Foods Co., Ltd., Biostime International Holdings Limited (China), Bright Dairy & Food Co., Ltd., Dutch Lady Milk Industries Bhd , Hochdorf Holding AG, Maeil Dairies Co., Ltd., Morinaga Milk Industry Co., Ltd., Yashili International Holdings Limited . Fiscal year based on each company’s respective fiscal year end, which is December 31 for all companies, except for Synutra (March 31), Morinaga (March 31) and Synlait (July 31) Historical Growth Projected Growth (1-Fiscal Year Adjusted EBITDA) (1-Fiscal Year EBITDA) Name Value Nam Yang Dairy Product Co., Ltd. 306.1% Synlait Milk Limited 104.5% Morinaga Milk Industry Co., Ltd. 34.5% Dutch Lady Milk Industries Bhd 29.0% Hochdorf Holding AG 13.2% Beingmate Baby & Child Food Co., Ltd. 12.2% Bright Dairy & Food Co., Ltd 10.8% Maeil Dairies Co., Ltd. 10.4% Synutra International Inc. -18.5% Ausnutria Dairy Corporation Ltd. -31.2% Biostime International Holdings Limited (China) -45.7% Yashili International Holdings Limited -78.4% Beijing Sanyuan Foods Co., Ltd. NMF Historical Growth Projected Growth (1-Fiscal Year Revenue) (1-Fiscal Year Revenue) Name Value Hochdorf Holding AG 29.4% Synlait Milk Limited 22.0% Ausnutria Dairy Corporation Ltd. 7.0% Maeil Dairies Co., Ltd. 6.5% Nam Yang Dairy Product Co., Ltd. 5.5% Biostime International Holdings Limited (China) 1.8% Morinaga Milk Industry Co., Ltd. 1.1% Beijing Sanyuan Foods Co., Ltd. 0.3% Dutch Lady Milk Industries Bhd 0.1% Bright Dairy & Food Co., Ltd -6.2% Beingmate Baby & Child Food Co., Ltd. -10.2% Synutra International Inc. -11.8% Yashili International Holdings Limited -22.3% Historical Growth Historical Growth (2-Fiscal Year Adjusted EBITDA) (1-Fiscal Year Adjusted EBITDA) Name Value Nam Yang Dairy Product Co., Ltd. 155.5% Synlait Milk Limited 106.1% Hochdorf Holding AG 30.1% Bright Dairy & Food Co., Ltd 15.5% Morinaga Milk Industry Co., Ltd. 7.4% Synutra International Inc. 6.0% Maeil Dairies Co., Ltd. 2.0% Dutch Lady Milk Industries Bhd 1.5% Ausnutria Dairy Corporation Ltd. -19.7% Biostime International Holdings Limited (China) -30.3% Beingmate Baby & Child Food Co., Ltd. -52.1% Yashili International Holdings Limited -61.6% Beijing Sanyuan Foods Co., Ltd. NMF Historical Growth Historical Growth (2-Fiscal Year Revenue) (1-Fiscal Year Revenue) Name Value Hochdorf Holding AG 20.4% Ausnutria Dairy Corporation Ltd. 11.6% Beijing Sanyuan Foods Co., Ltd. 9.6% Bright Dairy & Food Co., Ltd 9.1% Maeil Dairies Co., Ltd. 6.3% Biostime International Holdings Limited (China) 2.8% Dutch Lady Milk Industries Bhd 1.1% Morinaga Milk Industry Co., Ltd. 0.2% Nam Yang Dairy Product Co., Ltd. -0.6% Synutra International Inc. -0.7% Synlait Milk Limited -4.6% Beingmate Baby & Child Food Co., Ltd. -13.9% Yashili International Holdings Limited -15.7% 32

Selected China Going-Private Premia Data

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium						
				1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
On-Going Deals										
07/11/2016	-	Concord Medical Services Holdings Limited	$5.19	33.8%	39.8%	30.4%	19.3%	12.0%	42.9%	(24.6%)
06/23/2016	-	Qunar Cayman Islands Limited	30.39	15.0%	(4.5%)	(15.8%)	(16.4%)	(28.1%)	7.4%	(45.7%)
06/23/2016	-	Sky-mobi Limited	2.20	25.0%	20.3%	11.2%	9.9%	(4.1%)	21.7%	(59.5%)
06/06/2016	-	eFuture Holding Inc.	6.42	17.8%	10.7%	7.2%	1.6%	(37.6%)	12.1%	(65.1%)
05/20/2016	-	Actions Semiconductor Co., Ltd.	2.20	49.7%	50.4%	51.6%	51.7%	36.5%	42.8%	10.6%
02/17/2016	-	Jumei International Holding Limited	7.00	19.9%	4.8%	(10.4%)	(17.7%)	(44.5%)	22.3%	(75.2%)
02/01/2016	-	Sinovac Biotech Ltd.	7.00	39.4%	32.1%	30.0%	31.6%	30.6%	32.4%	13.3%
01/19/2016	-	Zhaopin Ltd.	17.50	22.0%	17.3%	17.1%	21.5%	17.2%	15.3%	(0.9%)
12/14/2015	-	Trina Solar Limited	11.60	21.5%	17.7%	17.0%	20.6%	9.0%	11.4%	(13.0%)
08/31/2015	-	iKang Healthcare Group, Inc.	20.00	24.5%	23.2%	12.4%	9.0%	12.5%	11.5%	(11.8%)
06/29/2015	-	Kongzhong Corp.	8.56	21.8%	11.5%	19.7%	27.0%	32.1%	27.3%	(7.9%)
06/22/2015	-	China Information Technology, Inc.	4.43	31.1%	18.1%	12.8%	13.0%	13.4%	8.2%	(39.7%)
06/19/2015	-	AirMedia Group Inc.	6.00	70.5%	10.8%	30.2%	31.3%	46.2%	52.3%	(22.1%)
06/10/2015	-	Renren Inc.	4.20	2.2%	13.7%	24.6%	29.7%	35.5%	32.5%	(5.6%)
06/05/2015	-	JA Solar Holdings Co., Ltd.	9.69	19.9%	2.6%	1.7%	4.3%	10.2%	5.9%	(14.3%)
04/27/2015	-	China Cord Blood Corporation	6.40	(11.4%)	7.6%	11.0%	13.2%	17.5%	21.8%	(11.6%)
08/19/2013	-	Exceed Company Ltd.	1.78	19.5%	24.4%	27.9%	30.4%	30.2%	24.0%	(6.3%)
Mean				24.8%	17.7%	16.4%	16.5%	11.1%	23.1%	(22.3%)
Median				21.8%	17.3%	17.0%	19.3%	13.4%	21.8%	(13.0%)
High				70.5%	50.4%	51.6%	51.7%	46.2%	52.3%	13.3%
Low				(11.4%)	(4.5%)	(15.8%)	(17.7%)	(44.5%)	5.9%	(75.2%)
01/15/2016	-	Synutra International Inc.	$6.05	58.0%	32.0%	21.1%	22.1%	(1.1%)	(3.2%)	(25.8%)

Source: Capital IQ, public filings
Notes:
1. As of announcement date or any revised offers received after announcement date
2. VWAP refers to Volume Weighted Average Price
3. 52-Week High prior to going private announcement
No transaction used in this analysis for comparative purposes is identical to the Transaction and no company used in this analysis for comparative purposes is identical to the Company
Non-binding going-private proposals of 21Vianet Group, Momo Inc., iQIYI, YY Inc. and Autohome Inc. have been withdrawn, so they were not included in the list.

HOULIHAN LOKEY 华利安 | 33

Selected China Going-Private Premia Data (cont.)

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium						
				1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
Closed Deals										
07/09/2015	09/21/2016	E-Commerce China Dangdang Inc.	$6.70	2.9%	(27.9%)	(28.4%)	(27.6%)	(31.2%)	(39.8%)	(59.2%)
06/15/2015	09/08/2016	iDreamSky Technology Limited	14.00	(3.8%)	24.5%	39.8%	41.5%	11.7%	(6.8%)	(46.1%)
06/09/2015	08/12/2016	E-House China Holdings Limited	6.85	2.1%	7.8%	11.8%	9.3%	(7.1%)	(19.0%)	(45.1%)
07/06/2015	08/03/2016	China Nepstar Chain Drugstore Ltd.	2.62	19.1%	(0.9%)	(1.5%)	3.0%	14.8%	15.2%	(20.6%)
06/17/2015	07/15/2016	Qihoo 360 Technology Co. Ltd.	77.00	16.6%	30.3%	31.6%	39.2%	29.4%	12.0%	(26.5%)
02/01/2016	07/12/2016	Ku6 Media Co., Ltd.	1.08	54.3%	36.6%	48.3%	50.6%	(1.7%)	52.7%	(32.5%)
11/02/2015	06/22/2016	China Ming Yang Wind Power Group Ltd.	2.51	13.1%	19.3%	17.8%	11.2%	(8.5%)	(5.5%)	(34.3%)
06/01/2015	06/22/2016	Taomee Holdings Ltd.	3.77	26.1%	17.3%	20.9%	14.0%	6.4%	(6.9%)	(31.8%)
04/20/2015	06/03/2016	Xueda Education Group	5.50	95.0%	86.4%	94.1%	100.2%	89.7%	(7.7%)	(2.8%)
08/03/2015	05/31/2016	eLong Inc.	18.00	24.1%	20.3%	(8.6%)	(7.7%)	(5.7%)	(5.5%)	(33.9%)
03/03/2015	05/13/2016	Jiayuan.com International Ltd.	7.56	62.9%	58.7%	60.6%	52.4%	39.4%	26.8%	(14.6%)
09/15/2015	04/29/2016	Jinpan International Limited	4.50	24.3%	11.2%	3.6%	(0.2%)	(5.0%)	(17.6%)	(47.6%)
08/14/2015	04/20/2016	Country Style Cooking Restaurant Chain Co. Ltd.	5.23	18.9%	10.2%	3.0%	0.9%	(0.3%)	(4.4%)	(29.8%)
07/21/2015	04/14/2016	Mecox Lane Limited	4.00	17.6%	11.9%	11.3%	9.3%	10.2%	7.2%	(14.7%)
06/12/2015	04/08/2016	Bona Film Group Limited	13.70	6.5%	20.4%	28.7%	34.6%	45.5%	55.2%	3.2%
10/16/2015	04/05/2016	Youku Tudou Inc.	27.60	35.1%	53.7%	51.6%	32.0%	31.9%	35.1%	(12.4%)
06/11/2015	04/01/2016	Homeinns Hotel Group	35.80	18.7%	29.0%	36.4%	36.8%	31.3%	23.9%	(2.8%)
08/03/2015	03/22/2016	Global-Tech Advanced Innovations	8.85	195.0%	162.9%	150.1%	146.1%	74.2%	73.4%	0.6%
06/04/2015	03/03/2016	Mindray Medical International Limited	28.00	1.9%	(3.1%)	(2.3%)	(2.4%)	(2.6%)	(4.2%)	(17.2%)
06/22/2015	12/18/2015	Vimicro International Corp.	13.50	9.5%	3.4%	9.8%	15.4%	38.8%	50.9%	(18.1%)
04/30/2015	12/10/2015	WuXi PharmaTech (Cayman) Inc.	46.00	16.5%	18.7%	19.5%	20.5%	23.6%	27.9%	2.2%
01/27/2014	11/19/2015	Shanda Games Limited	7.10	25.7%	47.3%	56.2%	58.7%	61.1%	66.8%	9.2%
04/13/2015	11/17/2015	Sungy Mobile Limited	4.90	8.9%	19.9%	11.0%	4.9%	(30.2%)	(51.5%)	(76.8%)
05/18/2015	08/10/2015	China Mobile Games and Entertainment Group	22.00	7.9%	6.0%	10.6%	14.9%	3.8%	10.1%	(25.9%)
01/02/2015	07/28/2015	Perfect World Co., Ltd.	20.20	28.2%	21.5%	11.3%	6.5%	5.4%	0.3%	(23.0%)
05/22/2013	12/02/2014	Le Gaga Holdings Ltd	4.06	21.6%	22.0%	16.6%	15.7%	10.0%	7.7%	(21.9%)
04/28/2012	11/26/2014	Sino Gas International Holdings, Inc.	1.30	306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
03/10/2014	11/18/2014	Montage Technology Group Limited	22.60	31.7%	28.0%	24.4%	25.8%	n.a.	n.a.	n.a.
02/17/2014	09/29/2014	Chindex International Inc.	24.00	39.9%	44.5%	44.9%	45.5%	44.0%	51.9%	24.9%
09/30/2013	09/24/2014	Charm Communications Inc.	4.70	17.2%	14.3%	13.2%	9.2%	5.2%	4.7%	(21.7%)
06/06/2013	08/29/2014	iSoftStone Holdings Limited	5.70	17.8%	26.4%	25.6%	22.1%	21.1%	17.9%	(19.6%)
12/24/2013	07/30/2014	Noah Education Holdings Ltd.	2.85	26.7%	21.5%	26.3%	33.5%	50.7%	54.7%	11.3%
11/25/2013	07/18/2014	Giant Interactive Group, Inc.	12.00	18.5%	31.5%	33.7%	37.4%	47.7%	58.2%	5.0%
02/10/2014	07/17/2014	AutoNavi Holdings Limited	21.00	27.0%	38.6%	40.0%	36.1%	46.1%	52.2%	(0.9%)
09/04/2013	07/09/2014	China Hydroelectric Corporation	3.51	57.4%	62.5%	54.4%	48.0%	60.2%	72.0%	8.0%
10/15/2012	07/03/2014	Yongye International, Inc.	7.10	48.2%	58.3%	74.1%	83.3%	98.4%	86.2%	20.3%
10/12/2012	05/30/2014	Ninetowns Internet Technology Group Company	2.00	85.2%	79.4%	81.9%	73.7%	62.7%	62.7%	(2.4%)
06/20/2013	04/23/2014	ChinaEdu Corporation	7.00	19.9%	17.9%	13.2%	14.0%	15.7%	18.3%	(16.3%)
11/02/2012	04/14/2013	Trunkbow International Holdings, Ltd.	1.46	24.8%	48.6%	54.8%	49.3%	6.6%	1.1%	(39.4%)
05/20/2013	03/27/2014	Pactera Technology International Ltd.	7.30	38.8%	34.5%	19.9%	14.0%	8.1%	2.5%	(33.0%)
03/12/2013	03/28/2014	Camelot Information Systems Inc.	1.85	23.3%	27.6%	53.7%	51.5%	20.7%	(20.0%)	(54.5%)

Source: Capital IQ, public filings

Notes:

1. As of announcement date or any revised offers received after announcement date

2. VWAP refers to Volume Weighted Average Price

3. 52-Week High prior to going private announcement

No transaction used in this analysis for comparative purposes is identical to the Transaction and no company used in this analysis for comparative purposes is identical to the Company

n.a. refers to not available figure

HOULIHAN LOKEY 华利安 | 34

Selected China Going-Private Premia Data (cont.)

Announced Date	Closing Date	Company Name	Offer Price[1] (US$)	Price Premium: 1-Day Prior	30-Day VWAP[2]	60-Day VWAP[2]	90 -Day VWAP[2]	180-Day VWAP[2]	52-Week VWAP[2]	52-Week High[3]
Closed Deals (cont.)										
01/20/2012	01/15/2014	AsiaInfo-Linkage, Inc.	$12.00	21.0%	50.8%	43.2%	38.7%	(0.1%)	(13.9%)	(47.6%)
03/11/2013	12/23/2013	Simcere Pharmaceutical Group.	9.66	21.4%	23.1%	22.7%	21.6%	21.3%	18.3%	2.0%
08/13/2012	07/30/2013	LJ International Inc.	2.00	24.2%	21.4%	29.2%	17.6%	4.7%	(4.1%)	(31.3%)
09/26/2012	07/05/2013	7 Days Group Holdings Limited	13.80	30.6%	43.2%	45.3%	42.5%	24.3%	15.6%	(87.5%)
10/03/2012	06/27/2013	Feihe International, Inc.	7.40	21.3%	23.6%	14.9%	22.9%	42.8%	47.9%	(20.4%)
03/27/2012	06/27/2013	Zhongpin, Inc.	13.50	46.6%	46.5%	38.6%	40.3%	44.7%	24.4%	(22.0%)
09/12/2012	05/30/2013	3SBio Inc.	16.70	44.1%	45.7%	39.6%	33.8%	33.6%	37.2%	8.9%
08/13/2012	05/23/2013	Focus Media Holding Ltd.	27.50	17.6%	36.6%	33.9%	28.2%	28.2%	26.2%	(16.5%)
02/15/2013	05/17/2013	China Shenghuo Pharmaceutical Holdings, Inc.	0.16	18.5%	61.5%	42.8%	46.0%	(33.0%)	(36.6%)	(78.1%)
09/07/2012	04/08/2013	Syswin Inc.	2.05	28.1%	45.7%	39.9%	43.5%	112.5%	103.3%	(86.2%)
07/06/2012	03/28/2013	ShangPharma Corporation	9.00	30.8%	44.8%	34.2%	20.4%	13.0%	4.8%	(26.5%)
05/09/2012	02/06/2013	China Nuokang Bio-Pharmaceutical Inc.	5.80	56.8%	74.0%	95.9%	102.9%	41.3%	37.3%	(84.3%)
05/21/2012	12/28/2012	Yucheng Technologies Limited	3.90	26.4%	28.0%	32.4%	42.5%	52.7%	43.5%	0.8%
11/03/2010	12/27/2012	Fushi Copperweld, Inc.	9.50	4.4%	1.6%	8.0%	9.4%	(2.0%)	0.0%	(26.6%)
04/02/2012	12/11/2012	Winner Medical Group Inc.	4.50	32.3%	29.2%	40.1%	46.4%	31.7%	12.7%	(15.1%)
01/09/2012	11/09/2012	Pansoft Company Limited	4.15	106.5%	83.2%	93.2%	79.6%	36.7%	27.4%	(86.7%)
05/03/2012	11/02/2012	China Mass Media Corp.	5.00	115.5%	133.1%	38.9%	(3.2%)	(35.0%)	(38.2%)	(97.0%)
02/21/2012	10/31/2012	China TransInfo Technology Corp.	5.80	12.6%	26.6%	40.0%	52.6%	67.7%	47.7%	11.5%
02/24/2012	10/17/2012	Gushan Environmental Energy Limited	1.65	34.1%	28.1%	27.7%	10.0%	(13.6%)	(31.8%)	(94.7%)
01/06/2012	05/15/2012	Jingwei International Limited	2.20	64.2%	66.6%	57.0%	48.2%	8.3%	(5.7%)	(46.5%)
10/28/2011	04/20/2012	China Real Estate Information Corporation	5.73	6.1%	20.1%	7.0%	(5.8%)	(13.3%)	(21.8%)	(46.3%)
11/14/2011	04/17/2012	China GrenTech Corp. Ltd.	3.15	23.0%	34.3%	42.4%	45.7%	18.4%	11.6%	(86.6%)
10/17/2011	02/14/2012	Shanda Interactive Entertainment Limited	41.35	23.5%	26.6%	25.1%	20.6%	2.3%	2.5%	(88.0%)
03/07/2011	11/04/2011	China Fire & Security Group, Inc.	9.00	43.8%	52.4%	40.1%	28.1%	12.1%	(13.5%)	(45.4%)
10/11/2010	11/03/2011	Harbin Electric, Inc.	24.00	20.2%	36.3%	35.1%	37.7%	24.8%	22.3%	(7.7%)
01/28/2011	09/16/2011	China Security & Surveillance Technology, Inc.	6.50	33.2%	30.1%	26.1%	21.3%	24.9%	11.9%	(26.9%)
03/25/2011	08/25/2011	Funtalk China Holdings Limited	7.20	17.1%	34.2%	30.6%	26.7%	2.9%	3.9%	(17.5%)
11/11/2010	08/19/2011	Chemspec International Limited	8.10	28.2%	29.2%	27.0%	22.8%	10.4%	14.2%	(86.5%)
06/27/2011	08/11/2011	Tiens Biotech Group (USA), Inc.	1.72	67.0%	44.2%	31.5%	27.6%	21.5%	16.5%	(13.1%)
04/08/2010	04/15/2011	Tongjitang Chinese Medicines Company	4.50	19.0%	22.3%	21.9%	21.0%	17.9%	18.4%	(87.1%)
Mean				36.2%	39.2%	37.2%	34.6%	25.5%	19.1%	(27.3%)
Median				24.2%	29.2%	31.6%	28.1%	19.6%	13.5%	(22.5%)
High				306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
Low				(3.8%)	(27.9%)	(28.4%)	(27.6%)	(35.0%)	(51.5%)	(97.0%)
Overall										
Mean				34.0%	35.0%	33.2%	31.1%	22.7%	19.9%	(26.4%)
Median				23.8%	27.1%	28.3%	26.3%	17.5%	15.3%	(21.9%)
High				306.3%	297.8%	271.4%	244.4%	258.2%	196.0%	176.6%
Low				(11.4%)	(27.9%)	(28.4%)	(27.6%)	(44.5%)	(51.5%)	(97.0%)
01/15/2016	-	Synutra International Inc.	$6.05	58.0%	32.0%	21.1%	22.1%	(1.1%)	(3.2%)	(25.8%)

Source: Capital IQ, public filings
Notes:
1. As of announcement date or any revised offers received after announcement date
2. VWAP refers to Volume Weighted Average Price
3. 52-Week High prior to going private announcement
No transaction used in this analysis for comparative purposes is identical to the Transaction and no company used in this analysis for comparative purposes is identical to the Company

HOULIHAN LOKEY 华利安 | 35

Price Revision Data for China Going Private Transactions

Announcement Date	Company	Domiciled Location	Initial Offer Date	Initial Offer Price ($)	Final Offer Date	Final Offer Price ($)	% Change	# of Revisions
On-Going Deals								
07/11/2016	Concord Medical Services Holdings Limited	Cayman	07/11/2016	$5.19	07/11/2016	$5.19	0.0%	0
06/23/2016	Qunar Cayman Islands Limited	Cayman	06/23/2016	30.39	06/23/2016	30.39	0.0%	0
06/23/2016	Sky-mobi Limited	Cayman	06/23/2016	2.10	08/22/2016	2.20	4.8%	1
06/06/2016	eFuture Holding Inc.	Cayman	06/06/2016	6.42	06/06/2016	6.42	0.0%	0
05/20/2016	Actions Semiconductor Co., Ltd.	Cayman	05/20/2016	2.00	09/12/2016	2.20	10.0%	1
02/17/2016	Jumei International Holding Limited	Cayman	02/17/2016	7.00	02/17/2016	7.00	0.0%	0
02/01/2016	Sinovac Biotech Ltd.	Antigua, West Indies	02/01/2016	6.18	02/04/2016	7.00	13.3%	1
01/19/2016	Zhaopin Ltd.	Cayman	01/19/2016	17.50	01/19/2016	17.50	0.0%	0
12/14/2015	Trina Solar Limited	Cayman	12/14/2015	11.60	12/14/2015	11.60	0.0%	0
08/31/2015	iKang Healthcare Group, Inc.	Cayman	08/31/2015	17.80	06/06/2016	20.00	12.4%	4
06/29/2015	Kongzhong Corp.	Cayman	06/29/2015	8.56	06/29/2015	8.56	0.0%	0
06/22/2015	China Information Technology, Inc.	BVI	06/22/2015	4.43	06/22/2015	4.43	0.0%	0
06/19/2015	AirMedia Group Inc.	Cayman	06/19/2015	6.00	09/30/2015	6.00	0.0%	0
06/10/2015	Renren Inc.	Cayman	06/10/2015	4.20	06/10/2015	4.20	0.0%	0
06/05/2015	JA Solar Holdings Co., Ltd.	Cayman	06/05/2015	9.69	06/05/2015	9.69	0.0%	0
04/27/2015	China Cord Blood Corporation	Cayman	04/27/2015	6.40	04/27/2015	6.40	0.0%	0
08/19/2013	Exceed Company Ltd.	BVI	08/19/2013	1.72	12/02/2013	1.78	3.5%	1

Source: Public filings, Capital IQ
No transaction used in this analysis for comparative purposes is identical to the Transaction and no company used in this analysis for comparative purpose is identical to the Company
Non-binding going-private proposals of 21Vianet Group, Momo Inc., iQIYI,YY Inc., and Autohome Inc. have been withdrawn, so they were not included in the list.

HOULIHAN LOKEY 华利安 | 36

Price Revision Data for China Going Private Transactions (cont.)

Announcement Date	Company	Domiciled Location	Initial Offer Date	Initial Offer Price ($)	Final Offer Date	Final Offer Price ($)	% Change	# of Revisions
Closed Deals								
08/03/2015	eLong Inc.	Cayman	08/03/2015	$18.00	08/03/2015	$18.00	0.0%	0
07/09/2015	E-Commerce China Dangdang Inc.	Cayman	07/09/2015	7.81	05/31/2016	6.70	(14.2%)	1
06/15/2015	iDreamSky Technology Limited	Cayman	06/15/2015	14.00	06/15/2015	14.00	0.0%	0
06/09/2015	E-House China Holdings Limited	Cayman	06/09/2015	7.38	11/03/2015	6.85	(7.2%)	1
07/06/2015	China Nepstar Chain Drugstore Ltd.	Cayman	07/06/2015	2.60	03/16/2016	2.62	0.8%	1
06/17/2015	Qihoo 360 Technology Co. Ltd.	Cayman	06/17/2015	77.00	06/17/2015	77.00	0.0%	0
02/01/2016	Ku6 Media Co., Ltd.	Cayman	02/01/2016	1.08	02/01/2016	1.08	0.0%	0
11/02/2015	China Ming Yang Wind Power Group Ltd.	Cayman	11/02/2015	2.51	11/02/2015	2.51	0.0%	0
06/01/2015	Taomee Holdings Ltd.	Cayman	06/01/2015	3.59	11/11/2015	3.77	5.0%	1
04/20/2015	Xueda Education Group	Cayman	04/20/2015	3.38	07/26/2015	5.50	62.7%	1
03/03/2015	Jiayuan.com International Ltd.	Cayman	03/03/2015	5.37	11/05/2015	7.56	40.8%	2
09/15/2015	Jinpan International Limited	BVI	09/15/2015	4.50	01/24/2016	6.00	33.3%	1
08/14/2015	Country Style Cooking Restaurant Chain Co. Ltd.	Cayman	08/14/2015	5.23	08/14/2015	5.23	0.0%	0
07/21/2015	Mecox Lane Limited	Cayman	07/21/2015	4.00	07/21/2015	4.00	0.0%	0
06/12/2015	Bona Film Group Limited	Cayman	06/12/2015	13.70	12/15/2015	13.70	0.0%	0
10/16/2015	Youku Tudou Inc.	Cayman	10/16/2015	26.60	11/06/2015	27.60	3.8%	1
06/11/2015	Homeinns Hotel Group	Cayman	06/11/2015	32.81	12/07/2015	35.80	9.1%	1
08/03/2015	Global-Tech Advanced Innovations	BVI	08/03/2015	8.75	12/04/2015	8.85	1.1%	1
06/04/2015	Mindray Medical International Limited	Cayman	06/04/2015	30.00	11/04/2015	28.00	(6.7%)	3
06/22/2015	Vimicro International Corp.	Cayman	06/22/2015	13.50	09/15/2015	13.50	0.0%	0
04/30/2015	WuXi PharmaTech (Cayman) Inc.	Cayman	04/30/2015	46.00	08/14/2015	46.00	0.0%	0
01/27/2014	Shanda Games Limited	Cayman	01/27/2014	6.90	11/19/2015	7.10	2.9%	1
04/13/2015	Sungy Mobile Limited	Cayman	04/13/2015	4.90	11/18/2015	4.90	0.0%	0
05/18/2015	China Mobile Games and Entertainment Group	Cayman	05/18/2015	21.50	06/09/2015	22.00	2.3%	1
01/02/2015	Perfect World Co., Ltd.	Cayman	12/31/2014	20.00	04/26/2015	20.20	1.0%	1
05/22/2013	Le Gaga Holdings Ltd	Cayman	05/22/2013	4.01	07/30/2014	4.06	1.2%	1
04/28/2012	Sino Gas International Holdings, Inc.	Utah	04/28/2012	0.48	03/28/2014	1.30	170.8%	3
03/10/2014	Montage Technology Group Limited	Cayman	03/10/2014	21.50	06/11/2014	22.60	5.1%	1
02/17/2014	Chindex International Inc.	Delaware	02/17/2014	19.50	04/21/2014	24.00	23.1%	1
09/30/2013	Charm Communications Inc.	Cayman	09/30/2013	4.70	09/30/2013	4.70	0.0%	0
06/06/2013	iSoftStone Holdings Limited	Cayman	06/06/2013	5.85	11/04/2013	5.70	(2.6%)	1
12/24/2013	Noah Education Holdings Ltd.	Cayman	12/24/2013	2.80	04/02/2014	2.85	1.8%	1
11/25/2013	Giant Interactive Group, Inc.	Cayman	11/25/2013	11.75	04/17/2014	12.00	2.1%	1
02/10/2014	AutoNavi Holdings Limited	Cayman	02/10/2014	21.00	02/10/2014	21.00	0.0%	0
09/04/2013	China Hydroelectric Corporation	Cayman	09/04/2013	2.97	01/13/2014	3.51	18.2%	2
10/15/2012	Yongye International, Inc.	Nevada	10/15/2012	6.60	04/09/2014	7.10	7.6%	4
10/12/2012	Ninetowns Internet Technology Group Company	Cayman	10/12/2012	2.00	10/12/2012	2.00	0.0%	0
06/20/2013	ChinaEdu Corporation	Cayman	06/20/2013	7.00	06/20/2013	7.00	0.0%	0
11/02/2012	Trunkbow International Holdings, Ltd.	Nevada	11/02/2012	1.46	11/02/2012	1.46	0.0%	0
05/20/2013	Pactera Technology International Ltd.	Cayman	05/20/2013	7.50	10/28/2013	7.30	(2.7%)	2

Source: Public filings, Capital IQ
No transaction used in this analysis for comparative purposes is identical to the Transaction and no company used in this analysis for comparative purpose is identical to the Company

HOULIHAN LOKEY 华利安 | 37

Price Revision Data for China Going Private Transactions (cont.)

Announcement Date	Company	Domiciled Location	Initial Offer Date	Initial Offer Price ($)	Final Offer Date	Final Offer Price ($)	% Change	# of Revisions
Closed Deals (cont.)								
03/12/2013	Camelot Information Systems Inc.	BVI	03/12/2013	$1.85	03/12/2013	$1.85	0.0%	0
01/20/2012	AsiaInfo-Linkage, Inc.	Delaware	01/20/2012	12.00	01/20/2012	12.00	0.0%	0
03/11/2013	Simcere Pharmaceutical Group	Cayman	03/11/2013	9.56	08/28/2013	9.66	1.0%	1
08/13/2012	LJ International Inc.	BVI	08/13/2012	2.00	08/13/2012	2.00	0.0%	0
09/26/2012	7 Days Group Holdings Limited	Cayman	09/26/2012	12.70	03/01/2013	13.80	8.7%	1
10/03/2012	Feihe International, Inc.	Utah	10/03/2012	7.40	10/03/2012	7.40	0.0%	0
03/27/2012	Zhongpin, Inc.	Delaware	03/27/2012	13.50	03/27/2012	13.50	0.0%	0
09/12/2012	3SBio Inc.	Cayman	09/12/2012	15.00	04/23/2014	16.70	11.3%	2
08/13/2012	Focus Media Holding Ltd.	Cayman	08/13/2012	27.00	03/25/2013	27.50	1.9%	1
02/15/2013	China Shenghuo Pharmaceutical Holdings, Inc.	Delaware	02/15/2013	0.15	04/16/2013	0.16	6.7%	1
09/07/2012	Syswin Inc.	Cayman	09/07/2012	2.00	12/24/2012	2.05	2.5%	1
07/06/2012	ShangPharma Corporation	Cayman	07/06/2012	9.00	07/06/2012	9.00	0.0%	0
05/09/2012	China Nuokang Bio-Pharmaceutical Inc.	Cayman	05/09/2012	5.80	05/09/2012	5.80	0.0%	0
05/21/2012	Yucheng Technologies Limited	BVI	05/21/2012	3.80	08/13/2012	3.90	2.6%	1
11/03/2010	Fushi Copperweld, Inc.	Nevada	11/03/2010	11.50	12/28/2011	9.50	(17.4%)	2
04/02/2012	Winner Medical Group Inc.	Nevada	04/02/2012	4.50	04/02/2012	4.50	0.0%	0
01/09/2012	Pansoft Company Limited	BVI	01/09/2012	3.76	05/17/2012	4.15	10.4%	1
05/03/2012	China Mass Media Corp.	Cayman	05/03/2012	5.00	05/03/2012	5.00	(0.0%)	0
02/21/2012	China TransInfo Technology Corp.	Nevada	02/21/2012	5.65	06/08/2012	5.80	2.7%	1
02/24/2012	Gushan Environmental Energy Limited	Cayman	02/24/2012	1.60	09/13/2012	1.65	3.1%	2
01/06/2012	Jingwei International Limited	Nevada	01/06/2012	1.56	02/09/2012	2.20	41.0%	1
10/28/2011	China Real Estate Information Corporation	Cayman	10/28/2011	5.73	10/28/2011	5.73	0.0%	0
11/14/2011	China GrenTech Corp. Ltd.	Cayman	11/14/2011	3.10	01/12/2012	3.15	1.6%	1
10/17/2011	Shanda Interactive Entertainment Limited	Cayman	10/17/2011	41.35	10/17/2011	41.35	0.0%	0
03/07/2011	China Fire & Security Group, Inc.	Florida	03/07/2011	9.00	03/07/2011	9.00	0.0%	0
10/11/2010	Harbin Electric, Inc.	Nevada	10/11/2010	24.00	10/11/2010	24.00	0.0%	0
01/28/2011	China Security & Surveillance Technology, Inc.	Delaware	01/28/2011	6.50	01/28/2011	6.50	0.0%	0
03/25/2011	Funtalk China Holdings Limited	Cayman	03/25/2011	7.10	05/11/2011	7.20	1.4%	1
11/11/2010	Chemspec International Limited	Cayman	11/11/2010	8.00	03/09/2011	8.10	1.3%	1
06/27/2011	Tiens Biotech Group (USA), Inc.	Delaware	06/27/2011	1.72	06/27/2011	1.72	0.0%	0
04/08/2010	Tongjitang Chinese Medicines Company	Cayman	04/08/2010	4.50	04/08/2010	4.50	0.0%	0
						Mean	5.5%	1
						Median	0.0%	1
						High	170.8%	4
						Low	(17.4%)	0
01/15/2016	**Synutra International Inc.**	**Delaware**	**01/15/2016**	**$5.91**	**09/09/2016**	**$6.05**	2.4%	**1**

Source: Public filings, Capital IQ
No transaction used in this analysis for comparative purposes is identical to the Transaction and no company used in this analysis for comparative purpose is identical to the Company

HOULIHAN LOKEY 华利安 | 38

Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "materials"), are provided solely for the information of the Special Committee (the "Committee") of the Board of Directors (the "Board") of Synutra International Inc. (the "Company") by Houlihan Lokey in connection with the Committee's consideration of a potential transaction (the "Transaction") involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability which may be based on the materials and any errors therein or omissions therefrom. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey's express prior written consent.

Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey's prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey's role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey's engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey's only opinion is the opinion, if any, that is actually delivered to the Committee. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.

The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

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Disclaimer ( cont.) All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including esti mat es of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyse s, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be mate ria l. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting t he best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Co mpa ny (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the sco pe thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the ac curacy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances tha t w ould make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabili ti es, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements an d o ther information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commo dit y, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any o ther services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co - inve st, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obl iga tions) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey’s or its affiliates’ proprietary interests may conflict with the Company’s interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise one or more participants in the Transaction and/or other co mp anies mentioned in the materials. 40

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